GETFUGU, INC.

Compensation Committee Charter

Purpose

The purpose and authority of the Compensation Committee (the “Committee”) of GetFugu, Inc. (the “Company”) shall be as follows:

1.	To determine, or recommend to the Board of Directors for determination, the compensation for the Chief Executive Officer (the “CEO”) of the Company.

2.	To determine, or recommend to the Board of Directors for determination, the compensation for all officers of the Company other than the CEO.

3.
To the extent specifically and reasonably delegated to the Committee by the Board of Directors, to review and report to the Board of Directors relating to the Company's compensation programs and compensation of the Company's executives.

4.
To produce or cause to be produced an annual report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), any stock exchange, quotation system or market on which the Company's securities are listed (the "Exchange") and other regulatory bodies.

The Board of Directors shall determine whether the Committee shall make determinations as a Committee or shall make recommendations to the Board of Directors.

Composition

The Committee shall consist of two or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the Sarbanes-Oxley Act and the rules of the Exchange.

To the extent the Committee consists of at least three members, one director who is not independent under the rules of the American Stock Exchange may be appointed to the Committee, subject to the following:

●	the director is not a current officer or employee, or an immediate family member of a current officer or employee, of the Company;

●
the Board of Directors, under exceptional and limited circumstances, determines that such individual’s membership on the Committee is required by the best interests of the Company and its stockholders;

●
the Company discloses in the proxy statement for the next annual meeting of stockholders subsequent to such determination (or in its Form 10-K if the Company does not file a proxy statement), the nature of the relationship and the reason for that determination; and

●	such person does not serve under this exception on the Committee for more than two years.

Appointment and Removal

The members of the Committee shall be appointed by the Board of Directors.  A member shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal.  The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by majority vote of the full Committee membership.  The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Delegation to Subcommittees

The Board of Directors may allocate the responsibilities of the Committee to other committees of its own designation provided that any such committee consists solely of independent directors and has a published committee charter.  In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

Meetings

The Committee shall meet as frequently as circumstances dictate. The Chairman of the Committee or a majority of the members of the Committee may call meetings of the Committee.  Any one or more of the members of the Committee may participate in a meeting of the Committee by means of conference call or similar communication device by means of which all persons participating in the meeting can hear each other.

All non-management directors who are not members of the Committee may attend meetings of the Committee, but may not vote.  In addition, the Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate.

As part of its review and establishment of the performance criteria and compensation of designated key executives, the Committee should meet separately at least on an annual basis with the CEO and any other corporate officers as it deems appropriate.  However, the Committee should also meet from time to time without such officers present, and in all cases, such officers shall not be present at meetings at which their performance and compensation are being discussed and determined.

Duties and Responsibilities

The basic responsibility of the members of the Committee is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.  In discharging that obligation, members should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside auditors, attorneys and advisors, to the fullest extent permitted by applicable law.  Pursuant to Article 5 of the Bylaws of the Company, the Committee shall have and may exercise all the powers and authority of the Board of Directors in all matters required, necessary or reasonable in the performance of the Committee purpose, responsibility and functions described in this Charter.

The Committee shall carry out the duties and responsibilities set forth below.  These functions should serve as a guide with the understanding that the Committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal, or other conditions.  The Committee shall also carry out any other responsibilities and duties as are reasonably delegated to it, pursuant to applicable law, by the Board of Directors from time to time related to the purposes of the Committee outlined in this Charter.

In discharging its oversight role, the Committee is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate and shall have the sole authority, without seeking Board of Directors approval, to retain outside counsel or other advisors, experts and staff for this purpose, including the authority to approve the fees payable to such counsel or advisors, experts and staff and any other terms of retention, at the sole cost and expense of the Company and without any further approval or authorization. In addition to individual compensation to members for serving on the Committee as reasonably determined by the Board of Directors, the Company shall provide appropriate funding, as determined by the Committee, for payment of (i) compensation to any counsel, experts or other advisers employed by the Committee, (ii) obtaining any insurance coverage deemed reasonable or necessary by the Committee, and (iii) funding ordinary administrative expenses of the Committee that it deems reasonable or necessary in carrying out its duties, subject only to any limitations imposed by applicable laws, rules and regulations.

Setting Compensation for Officers and Directors

1.	Establish and review the overall compensation philosophy of the Company.

2.	Review and approve the Company's corporate goals and objectives relevant to the compensation for the CEO and other officers, including annual performance objectives.

3.
Evaluate the performance of the CEO and other officers in light of those goals and objectives and, based on such evaluation, approve, or recommend to the full Board of Directors the approval of, the annual salary, bonus, stock options, and other benefits, direct and indirect, of the CEO and other executive officers.

4.
In approving or recommending the long-term incentive component of compensation for the CEO and other executive officers, the Committee should consider the Company's performance and relative stockholder return, the value of similar incentive awards to CEOs and other executive officers at comparable companies or companies of similar size or generally engaged in the telecommunications services business, and the awards given to the CEO and other executive officers in past years.  The Committee is not precluded from approving awards (with the ratification of the Board of Directors) as may be required to comply with applicable tax laws, such as Section  162(m) of the Internal Revenue Code.

5.	In connection with executive compensation programs, the Committee may in its discretion do or cause to be done by its advisors, experts, staff or outside counsel the following:

(a)	Review and recommend to the full Board of Directors, or approve, new executive compensation programs;

(b)	Review on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

(c)	Establish and periodically review policies for the administration of executive compensation programs; and

(d)	Take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance.

6.	Review existing and periodically review policies in the area of senior management perquisites.

7.	Consider policies and procedures pertaining to expense accounts of senior executives.

8.	Review and recommend to the full Board of Directors directors’ and officers’ indemnification and insurance matters.

9.
To the extent not delegated to the Audit Committee by the Board of Directors, review and approve all related party transactions (as specified in Item 404 of Regulation S-K) and review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, severance agreements, termination arrangements, and loans to employees made or guaranteed by the Company.

Monitoring Incentive and Equity-Based Compensation Plans

10.
Review and make recommendations to the Board of Directors with respect to, or approve, the Company’s incentive-compensation plans and equity-based plans, and review the activities of the individuals responsible for administering those plans.

11.	Review and make recommendations to the full Board of Directors, or approve, all awards of shares or share options pursuant to the Company’s equity-based plans.

12.	Monitor compliance by executives with the rules and guidelines of the Company’s equity-based plans.

13.
Have the sole authority to select, retain, and/or replace, as needed, any compensation or other outside consultants to be used to assist in the evaluation of director, CEO, or senior executive compensation.  In the event such a compensation consultant is retained, the Committee shall have the sole authority to approve such consultants’ fees and other retention terms.

Reports

14.
Prepare an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations of the Exchange, the SEC, and other applicable regulatory bodies.

15.
Report regularly to the Board of Directors with respect to matters that are relevant to the Committee’s discharge of its responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

16.	Maintain minutes or other records of meetings and activities of the Committee.

Indemnification

The Company shall, to the maximum extent and in the manner permitted by Section 145 of the Delaware General Corporation Law, indemnify each member of the Committee against expenses judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a member of the Committee and/or the Board of Directors.